Pope Resources Appoints John Lamb As Chief Financial Officer

POULSBO, Wash., March 19, 2015 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) today announced that John Lamb has been appointed Vice President and Chief Financial Officer, effective April 20, 2015. Lamb succeeds Tom Ringo, who became Pope Resources' President & Chief Executive Officer in December 2014 after having served as Interim CEO since June 2014.

Mr. Lamb has over 20 years of experience in finance and operations working for property management and real estate companies. He joins Pope Resources from Segale Properties where he was responsible for the firm's property management and leasing activities as well as long-term development plans. Prior to joining Segale Properties, from 1997 through 2013 Lamb was CFO and Senior VP of Unico Properties, a Seattle-based real estate firm with more than $1 billion in assets under management. From 1990 to 1997, he worked as Corporate Controller for Shurgard Storage Centers, a publicly traded Seattle-based REIT with operations throughout the US and Europe. Mr. Lamb worked for both Ernst & Young and KPMG early in his career where his clients included forest products companies. He is a licensed real estate broker, and a graduate of Whitworth University in Spokane, Washington.

"John's executive experience with public and private companies has given him valuable exposure to real estate generally, and private equity funds and REITs particularly that will dovetail well with our range of operating businesses and future strategies," said Tom Ringo, Pope Resources' President and Chief Executive Officer. "We are pleased to welcome him to our senior leadership team as we take the company forward."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, 360.697.6626, Fax 360.697.1156